EXHIBIT 4.8

FORM OF NOTE

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES. ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE, INCLUDING SECTION 3(c) HEREOF. THE PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 3(c) HEREOF.

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE SHALL NOT TRADE THE SECURITIES IN CANADA BEFORE [            ], 200[    ].

SENIOR SECURED NOTE

, 200	$

FOR VALUE RECEIVED, GASTAR EXPLORATION, LTD., an Alberta corporation (the “Company”), hereby promises to pay to the order of                              or registered assigns (the “Holder”) the principal amount of                          United States Dollars ($                    ) when due, whether upon maturity, acceleration, redemption or otherwise, and to pay interest (“Interest”) on the unpaid principal balance hereof on each Interest Payment Date (as defined in Section 2(u)) and upon maturity, acceleration or redemption pursuant to the terms hereof, at the Applicable Interest Rate (as defined in Section 2(g)). Interest on this Note payable on each Interest Payment Date and upon maturity, or earlier upon acceleration or redemption pursuant to the terms hereof, shall accrue from the Issuance Date and shall be computed on the basis of a 365-day year and actual days elapsed.

(1) Payments of Principal. All payments under this Note shall be made in lawful money of the United States of America by wire transfer of immediately available funds to such account as the Holder may from time to time designate by written notice in accordance with the provisions of this Note. Whenever any amount expressed to be due by the terms of this Note is due on any day that is not a Business Day (as defined in Section 2(h)), the same shall instead be due on the next succeeding day that is a Business Day. Each capitalized term used herein, and not otherwise defined, shall have the meaning ascribed thereto in the Securities Purchase Agreement, dated as of June 16, 2005, pursuant to which this Note and the Other Notes (as defined in Section 2(y)) were originally issued (as such agreement may be amended from time to time as provided in such agreement, the “Securities Purchase Agreement”). This Note and all Other Notes issued by the Company pursuant to the Securities Purchase Agreement on the Initial Closing Date and any Additional Closing Dates and all notes issued in exchange therefor or replacement thereof are collectively referred to in this Note as the “Notes.” This Note and each of the Other Notes originally issued by the Company on the same Closing Date shall be deemed to be of the same “Series.”

(2) Certain Defined Terms. For purposes of this Note, the following terms shall have the following meanings:

(a) “3-Month LIBOR Rate” means the London Interbank Offered Rate of LIBOR with respect to a three-month period for deposits of United States Dollars as reported by Bloomberg Financial Markets (or any successor thereto, “Bloomberg”) at approximately 10:00 a.m. (New York time) through its “LIBOR Rates” function (accessed by typing “LR” [GO] on a Bloomberg terminal, and looking at the row entitled “3 MONTH” and under the column entitled “DOLLAR LIBOR”) (or such other page as may replace that page on that service, or such other service as may be selected jointly by the Company and the Holders of the Notes). If such rate appears on the Bloomberg LIBOR Rates page on any date of determination of the 3-Month LIBOR Rate (a “LIBOR Determination Date”), the 3-Month LIBOR Rate for such date of determination will be such rate. If on any LIBOR Determination Date such rate does not appear on the Bloomberg LIBOR Rates page, the Company and the Holders of the Notes will jointly request each of four major reference banks in the London interbank market, as selected jointly by the Company and the Holders of the Notes, to provide the Company with its offered quotation for United States dollar deposits for the upcoming three-month period, to prime banks in the London interbank market at approximately 4:00 p.m., London time on any such LIBOR Determination Date and in a principal amount that is representative for a single transaction in United States Dollars in such market at such time. If at least two reference banks provide the Company with offered quotations, 3-Month LIBOR Rate on such LIBOR Determination Date will be the arithmetic mean of all such quotations. If on such LIBOR Determination Date fewer than two of the reference banks provide the Company with offered quotations, 3-Month LIBOR Rate on such LIBOR Determination Date will be the arithmetic mean of the offered per annum rates that three major banks in New York City selected jointly by the Company and the Holders of the Notes quote at approximately 11:00 A.M. in New York City on such LIBOR Determination Date for three-month United States dollar loans to leading European banks, in a principal amount that is representative for a single transaction in United States dollars in such market at such time. If these New York City quotes are not available, then the 3-Month LIBOR Rate determined on such LIBOR Determination Date will continue to be 3-Month LIBOR Rate as then currently in effect on such LIBOR Determination Date.

(b) “15% Notes” means the Company’s 15% Senior Unsecured Notes in the aggregate principal amount of $15,000,000 and $10,000,000 issued to Ingalls & Snyder on June 24, 2004 and October 8, 2004, respectively, in the forms provided to each of the Buyers prior to the date of the Securities Purchase Agreement.

(c) “1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(d) “1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(e) “Aggregate Notes Balance” means, as of the date of any determination, the aggregate outstanding principal amount of all the Notes, together with all accrued but unpaid interest thereon.

(f) “Allocation Percentage” means, with respect to each holder of Note as of the date of any determination, a fraction of which the numerator is the aggregate principal amount of the Notes originally purchased by such holder on the Initial Closing Date and any Additional Closing Dates occurring on or prior to such date of determination, and of which the denominator is the aggregate principal amount of the Notes purchased by all holders on the Initial Closing Date and such Additional Closing Dates.

(g) “Applicable Interest Rate” initially shall mean the per annum interest rate equal to the sum of (a) the 3-Month LIBOR Rate in effect on the Issuance Date and (b) six percent (6.0%); provided, however, that on the first Business Day of each calendar quarter commencing after the Issuance Date (each, an “Interest Reset Date”), such rate shall be adjusted to the per annum interest rate equal to the sum of (a) the 3-Month LIBOR Rate in effect on such date and (b) six percent (6.0%). Each Applicable Interest Rate will be applicable as of and after the Interest Reset Date to which it relates to, but not including, the next succeeding Interest Reset Date.

(h) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the city of New York are authorized or required by law to remain closed.

(i) “Canadian Securities Laws” means the securities legislation and regulations of, and the instruments, policies, rules, orders, codes, notices and interpretation notes of, the securities regulatory authorities (including the Toronto Stock Exchange) of any applicable jurisdiction, or jurisdictions collectively, in Canada.

(j) “Common Shares” means (A) the Company’s common shares, and (B) any shares in capital resulting from a reclassification of such Common Shares.

(k) “Company Alternative Redemption Rate” means (A) at any time during the period beginning on and including the first anniversary of the Issuance Date and ending on and including the day immediately preceding the third anniversary of the Issuance Date, 105%, (B) at any time during the period beginning on and including the third anniversary of the Issuance Date and ending on and including the day immediately preceding the fourth anniversary of the Issuance Date, 104%, and (C) at any time during the period beginning on and including the fourth anniversary of the Issuance Date and ending on and including the day immediately preceding the Maturity Date, 103%.

(l) “Convertible Debentures” means the Company’s 9 3/4% Convertible Debentures in the aggregate principal amount of $30,000,000 issued on November 15 and 16, 2004, in the form provided to each of the Buyers prior to the date of the Securities Purchase Agreement.

(m) “Current Report” means a current report on Form 8-K under the 1934 Act or an equivalent thereof under Canadian Securities Laws.

(n) “Dollars” or “$” means United States Dollars.

(o) “Excluded Amount” means the aggregate principal amount as to which notices have been given by the Company to holders of Notes for redemption in accordance with Section 3(a) of each such Note, but which has not been paid prior to such date of determination, provided that the Company is in compliance with Section 3(a) of each such Note in connection therewith.

(p) “Excluded Taxes” means, with respect to the Holder, or any other recipient of payment to be made by or on account of any obligations of the Company or any of its Subsidiaries under the Notes, the Securities Purchase Agreement or under any Security Document, income or franchise taxes imposed on (or measured by) its net income by the United States of America or such other jurisdiction under the laws of which such recipient is organized or its principal offices are located.

(q) “Geostar Agreements” means collectively (A) the Purchase and Sale Agreement and Assignment of Interests – Texas Non Producing Properties (the “Texas Non Producing Properties Geostar Agreement”), entered into on the date of the Securities Purchase Agreement, by and among Geostar Corporation (“Geostar”), First Source Texas, Inc. (“FST”), First Source Bossier, LLC (“FSB”), First Texas Gas LP (“FTG”), the Company, First Texas Development, Inc. (“FTD”), Bossier Basin, LLC (“BBLLC”) and First Source Gas, LP (“FSG”), (B) the Purchase and Sale Agreement and Assignment of Interests – Texas Producing Properties (the “Texas Producing Properties Geostar Agreement”), entered into on the date of the Securities Purchase Agreement, by and among Geostar, FST, FSB, FTG, the Company, FTD, BBLLC and FSG, (C) the Purchase and Sale Agreement and Assignment of Interests – Wyoming and Montana Non Producing Properties, entered into on the date of the Securities Purchase Agreement, by and among Geostar, First Source Wyoming (“FSW”), Inc., Squaw Creek Development, Inc. (“SCD”), the Company, First Sourcenergy Wyoming, Inc. (“FSEW”) and Squaw Creek Inc. (“SCI”), and (D) the Purchase and Sale Agreement and Assignment of Interests – Wyoming and Montana Producing Properties, entered into on the date of the Securities Purchase Agreement, by and among Geostar, FSW, SCD, the Company, FSEW and SCI, each in the form provided to each of the Buyers prior to the execution of the Securities Purchase Agreement.

(r) “Governmental Authority” means the government of the United States of America, the government of Canada or the government of any other nation, or any political subdivision thereof,

whether state, provincial or local, or any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administration powers or functions of or pertaining to government over the Company or any of its Subsidiaries, or any of their respective properties, assets or undertakings.

(s) “Indemnified Taxes” means Taxes other than Excluded Taxes.

(t) “Interest Amount” means, with respect to any Principal as of the date of any determination, all accrued and unpaid Interest (including any Default Interest as defined in Section 6) on such Principal through and including such date of determination.

(u) “Interest Payment Date” means the first Business Day of each calendar quarter, beginning with the calendar quarter that commences on {Initial Notes}[July 1, 2005; {Additional Notes} INSERT: the first day of the first calendar quarter commencing after the Issuance Date] through and including the last calendar quarter that commences prior to the Maturity Date.

(v) “Issuance Date” means the original date of issuance of this Note pursuant to the Securities Purchase Agreement, regardless of any exchange or replacement hereof.

(w) “Lien” means, with respect to any asset, any mortgage, lien, pledge, hypothecation, charge, security interest, encumbrance or adverse claim of any kind and any restrictive covenant, condition, restriction or exception of any kind that has the practical effect of creating a mortgage, lien, pledge, hypothecation, charge, security interest, encumbrance or adverse claim of any kind (including any of the foregoing created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor with respect to a Capital Lease Obligation, or any financing lease having substantially the same economic effect as any of the foregoing).

(x) “Maturity Date” means the date that is five (5) years and one (1) day after the Issuance Date.

(y) “Net Debt Amount” means, as of the date of any determination, the result of (A) the aggregate outstanding principal amount of this Note and all Other Notes, minus (B) the Excluded Amount, and minus (C) the Company’s and its Subsidiaries aggregate (I) cash, (II) certificates of deposit or time deposits, having in each case a tenor of not more than six (6) months, issued by any United States commercial bank or any branch or agency of a non-United States bank licensed to conduct business in the United States having combined capital and surplus of not less than $250,000,000, and (III) money market funds, provided that substantially all of the assets of such funds consist of securities of the type described in clauses (I) or (II) immediately above, all as determined in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis, as most recently Publicly Disclosed.

(z) “Other Notes” means all of the senior secured notes, other than this Note, that have been issued by the Company pursuant to the Securities Purchase Agreement and all notes issued in exchange therefor or replacement thereof.

(aa) “Periodic Report” means a quarterly report of Form 10-Q, or an annual report on Form 10-K under the 1934 Act, or the equivalent thereof under Canadian Securities Laws.

(bb) “Permitted Lien” means (a) Liens created by the Security Documents; (b) Liens existing on the date of this Agreement not otherwise described in any other clause of this definition and set forth on Schedule 3(bb) to the Securities Purchase Agreement; (c) Liens for Taxes or other governmental charges not at the time due and payable, or (if foreclosure, distraint sale or other similar proceeding shall not have been initiated) which are being contested in good faith by appropriate proceedings diligently prosecuted, so long as foreclosure, distraint, sale or other similar proceedings have not been initiated, and in each case for which the Company and its Subsidiaries maintain adequate reserves in accordance with GAAP; (d) Liens arising in the ordinary course of business in favor of carriers, warehousemen, mechanics and materialmen, or other similar Liens imposed by law, which remain payable without penalty or which are being contested in good faith by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto, and in each case for which the Company and its Subsidiaries maintain adequate reserves in accordance with GAAP; (e) Liens arising in the ordinary course of business in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or Liens consisting of cash collateral securing the Company’s or any of its Subsidiaries’ performance of surety bonds, bids, performance bonds and similar obligations (exclusive of obligations for the payment of borrowed money) permitted pursuant to clause (a)(IV) of Section 8 and, in each case, for which the Company and its Subsidiaries maintain adequate reserves in accordance with GAAP; (f) attachments, appeal bonds (and cash collateral securing such bonds), judgments and other similar Liens, for sums not exceeding $2,500,000 in the aggregate for the Company and its Subsidiaries, arising in connection with court proceedings, provided that the execution or other enforcement of such Liens is effectively stayed; (g) easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens arising in the ordinary course of business and not materially detracting from the value of the property subject thereto and not interfering in any material respect with the ordinary conduct of the business of the Company or any Subsidiary; (h) Liens consisting of cash collateral securing the Company’s and its Subsidiaries’ reimbursement obligations under letters of credit and lines of credit permitted by clause (a)(VI) of Section 8 and under letters of credit permitted by clause (a)(VII) of Section 8, provided that the aggregate amount of cash collateral securing such Indebtedness does not exceed the undrawn face amount of all such letters of credit or lines of credit outstanding at any one time; and (i) Liens on equipment subject to Capital Lease Obligations permitted to be incurred pursuant to clause (a)(V) of Section 8, to the extent such Liens secure such Capital Lease Obligations; (j) contractual Liens in favor of operators and non-operators under joint operating agreements, or similar contractual arrangements that are functionally equivalent to joint operating agreements, arising in the ordinary course of the business of the Company or any Subsidiary to secure amounts owing thereunder, which amounts are not yet due or are being contested in good faith by appropriate proceedings diligently prosecuted, and for which the Company and its Subsidiaries maintain adequate reserves in accordance with GAAP, provided that such Liens do not materially impair the use of any Real Property or other assets covered by such Liens for the purposes for which such Real Property or other assets are used by the Company or its Subsidiaries or materially impair the value of any Real Property or other assets subject thereto, and provided, further, that the obligations secured by such Liens do not constitute obligations for borrowed money; (k) contractual Liens that arise in the ordinary course of business under production sales agreements and other agreements customary in the oil and gas business for processing, producing, and selling Hydrocarbons securing obligations to deliver already-extracted Hydrocarbons, provided that such Liens do not secure obligations to deliver Hydrocarbons at some future date without receiving full payment therefor within 90 days of delivery, which obligations are not yet due or are being contested in good faith by appropriate proceedings diligently prosecuted, and for which the Company and its Subsidiaries maintain adequate reserves in accordance with GAAP, provided that such Liens do not materially impair the use of any of the Real Property or other assets covered by such Liens for the purposes for which such Real Property or other assets issued by the Company or its Subsidiaries or materially impair the value of the Real Property or other assets subject thereto, and provided, further that the obligations secured by such Liens do not constitute obligations for borrowed money; and (l) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board of Governors of the Federal Reserve System and no such deposit account is intended by the Borrowers to provide collateral to the depository institution.

(cc) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization or a government or any department or agency thereof or any other legal entity.

(dd) “Principal” means the outstanding principal amount of this Note as of the date of any determination.

(ee) “Principal Market” means the Toronto Stock Exchange; provided, however, that, if after the Issuance Date the Common Shares are listed on a U.S. national securities exchange, the NASDAQ

National Market or the NASDAQ SmallCap Market, the “Principal Market” shall mean such U.S. national securities exchange, NASDAQ National Market or the NASDAQ SmallCap Market, as applicable; provided, further, that if the Common Shares are not listed on any of the Toronto Stock Exchange, a U.S. national securities exchange, the NASDAQ National Market or the NASDAQ SmallCap Market, “Principal Market” shall mean the principal securities exchange or trading market for the Common Shares.

(ff) “Pro Rata Reserve Test Failure Amount” means, as of the date of any determination, an amount equal to the product of (A) a fraction, of which the numerator is the outstanding Principal as of such date, and of which the denominator is the outstanding principal amount of all Notes as of such date, multiplied by (B) the Reserve Test Failure Amount.

(gg) “Proved PV10 Amount” means, as of the date of any determination, the present value of estimated future revenues to be generated by the Company and its Subsidiaries, on a consolidated basis from the production of their proved oil and gas reserves (other than reserves within Real Property of the Company and its Subsidiaries located in the Powder River Basin in Wyoming and Montana, as set forth in Schedule 3(cc) to the Securities Purchase Agreement (the “Powder River Basin Reserves”) to the extent that the holders of the Notes do not have a valid, perfected first priority security interest therein) (calculated in accordance with SEC guidelines and based on the Company’s most recent independent reserve report prepared by an independent licensed petroleum engineering firm (an “Independent Reserve Report”)), net of estimated lease operating expenses, future development costs and ad valorem, production and other taxes (excluding federal and state income taxes), using price and costs as of such date of determination without future escalation and without giving effect to federal or state income taxes and non-property related expenses such as general and administrative expenses, debt service and depreciation, depletion and amortization, and discounted using an annual discount rate of 10%; provided, however, that such amount shall be calculated assuming that (A) the gas price per mcf is equal to the lower of (I) in the case of properties located in the United Sates or any of its territories or possessions (including U.S. federal waters in the Gulf of Mexico), the Henry Hub prompt month price per mcf as of the end of such date of determination or, in the case of any properties located in any other jurisdiction, the spot price for natural gas as quoted on a commodities exchange or other price quotation source generally recognized in the oil and gas industry in such jurisdiction and reasonably acceptable to the holders of Notes representing a majority of the principal amount of Notes then outstanding, and (II) $6.00, and (B) the oil price per barrel is equal to the lower of (I) in the case of properties located in the United States or any of its territories or possessions (including U.S. federal waters in the Gulf of Mexico), the NYMEX prompt month price per barrel as of the end of such date of determination or, in the case of any properties located in any other jurisdiction, the spot price for oil as quoted on a commodities exchange or other price quotation source generally recognized in the oil and gas industry in such jurisdiction and reasonably acceptable to the holders of Notes representing a majority of the principal amount of Notes then outstanding and (II) $40, in each case without future decrease or escalation; provided further, however, that Proved PV10 Amount shall mean zero unless (A) such Proved PV10 Amount is based upon an Independent Reserve Report (or an update thereof prepared (but not certified) by an independent petroleum engineering firm that has been granted access to the Company’s oil and gas well production data, which update includes all material adjustments to the amounts set forth in the most recent Independent Reserve Report to reflect the Company’s and its Subsidiaries’ oil and gas drilling, exploration, development and production since the date of such Independent Reserve Report (a “Reserve Update”)) that was current as of a date within 92 days of such date of determination, and (B) the Company has Publicly Disclosed its Proved PV10 Amount as of a date within 274 days of such date of determination (based on an Independent Reserve Report that was current as of such date).

(hh) “Proved and Probable PV10 Amount” means, as of the date of any determination, the present value of estimated future revenues to be generated by the Company and its Subsidiaries, on a consolidated basis, from the production of their proved and probable oil and gas reserves (other than the Powder River Basin Reserves to the extent that the holders of the Notes do not have a valid, perfected first priority security interest therein) (calculated in accordance with SEC guidelines and based on the Company’s most recent Independent Reserve Report), net of estimated lease operating expenses, future development costs and ad valorem, production and other taxes (excluding federal and state income taxes), using price and costs as of such date of determination without future escalation and without giving effect to federal or state income taxes and non-property related expenses such as general and administrative expenses, debt service and depreciation, depletion and amortization, and discounted using an annual discount rate of 10%; provided, however, that such amount shall be calculated assuming that (A) the gas price per mcf is equal to the lower of (I) in the case of properties located in the United Sates or any of its territories or possessions (including U.S. federal waters in the Gulf of Mexico), the Henry Hub prompt month price per mcf as of the end of such date of determination or, in the case of any properties located in any other jurisdiction, the spot price for natural gas as quoted on a commodities exchange or other price quotation source generally recognized in the oil and gas industry in such jurisdiction and reasonably acceptable to the holders of Notes representing a majority of the principal amount of Notes then outstanding, and (II) $6.00, and (B) the oil price per barrel is equal to the lower of (I) in the case of properties located in the United States or any of its territories or possessions (including U.S. federal waters in the Gulf of Mexico), the NYMEX prompt month price per barrel as of the end of such date of determination or, in the case of any properties located in any other jurisdiction, the spot price for oil as quoted on a commodities exchange or other price quotation source generally recognized in the oil and gas industry in such jurisdiction and reasonably acceptable to the holders of Notes representing a majority of the principal amount of Notes then outstanding and (II) $40, in each case without future decrease or escalation; provided further, however, that Proved and Probable PV10 Amount shall mean zero unless (A) such Proved and Probable PV10 Amount is based upon an Independent Reserve Report (or Reserve Update) that was current as of a date within 92 days of such date of determination, and (B) the Company has Publicly Disclosed its Proved and Probable PV10 Amount as of a date within 274 days of such date of determination (based on an Independent Reserve Report that was current as of such date).

(ii) “Public Disclosure” or “Publicly Disclose” means (A) prior to the date on which the Company commences filing, or is required to commence filing of, Periodic Reports and Current Reports pursuant to the 1934 Act, the Company’s public dissemination of information through (1) the filing via the System for Electronic Document Analysis and Retrieval under the Canadian Securities Laws (“SEDAR”) of a Periodic Report or Current Report disclosing such information pursuant to requirements of Canadian Securities Laws and (2) the issuance of a press release that is widely disseminated in the United States (including via at least one of the Dow Jones & Co., Reuters Economic Services, Bloomberg Business News, Associated Press, United Press International, Business Wire, Filing Services Canada and CNN Matthews wire services), and, in the event that agreements or other documents are filed with the corresponding Periodic Report or Current Report, the disclosure in the press release of the availability of such agreements or other documents through SEDAR and instructions as to how to access SEDAR, and (B) on or after the date on which the Company commences filing, or is required to commence filing, of Periodic Reports and Current Reports pursuant to the 1934 Act, the Company’s public dissemination of information through (1) the filing via SEDAR of a Periodic Report or Current Report disclosing such information pursuant to the requirements of Canadian Securities Laws and (2) the filing via the Electronic Data Gathering, Analysis, and Retrieval system of the SEC (“EDGAR”) of a Periodic Report or Current Report disclosing such information pursuant to the requirements of the 1934 Act.

(jj) “Registrable Securities” means Shares issued or issuable as set forth in the Securities Purchase Agreement, and any shares of capital stock issued or issuable with respect to such Shares as a result of any stock split, stock dividend, recapitalization, exchange or similar event or otherwise, without regard to any limitations on issuance of the Shares.

(kk) “Registration Rights Agreement” means that certain registration rights agreement, dated as of June 16, 2005, among the Company and the initial holders of the Notes relating to the filing of registration statements covering, among other things, the resale of Registrable Securities, as such agreement may be amended from time to time as provided in such agreement.

(ll) “Registration Statement” means a registration statement or registration statements filed under the 1933 Act pursuant to the Registration Rights Agreement covering the resale of Registrable Securities.

(mm) “Required Proved PV10 Reserve Test Ratio” means, (A) as of any date of determination during the period beginning on and including the first anniversary of the Initial Closing Date and ending on and including the day immediately preceding the second anniversary of the Initial Closing Date, a ratio of 1 to 1, (B) as of any date of determination during the period beginning on and including the second anniversary of the Initial Closing Date and ending on and including the day immediately preceding the third anniversary of the

Initial Closing Date, a ratio of 1.5 to 1, and (C) as of any date of determination on or after the third anniversary of the Initial Closing Date, a ratio of 2 to 1.

(nn) “Required Proved and Probable PV10 Reserve Test Ratio” means (A) as of any date of determination during the period beginning on and including the Initial Closing Date and ending on and including the day immediately preceding the first anniversary of the Initial Closing Date, a ratio of 1.5 to 1, (B) as of any date of determination during the period beginning on and including the first anniversary of the Initial Closing Date and ending on and including the day immediately preceding the second anniversary of the Initial Closing Date, a ratio of 2.5 to 1, (C) as of any date of determination during the period beginning on and including the second anniversary of the Initial Closing Date and ending on and including the day immediately preceding the third anniversary of the Initial Closing Date, a ratio of 3 to 1, and (D) as of any date of determination on or after the third anniversary of the Initial Closing Date, a ratio of 3.5 to 1.

(oo) “Reserve Test Failure” means that, as of the date of any determination, (A) if such date of determination is on or after the first anniversary of the Initial Closing Date, the ratio of the Proved PV10 Amount to the Net Debt Amount as of such date is lower than the Required Proved PV10 Reserve Test Ratio, or (B) the ratio of the Proved and Probable PV10 Amount to the Net Debt Amount as of such date is lower than the Required Proved and Probable PV10 Reserve Test Ratio.

(pp) “Reserve Test Failure Amount” means that, in the event that there is a Reserve Test Failure as of the date of any determination, the lowest amount by which, the Net Debt Amount would have to be reduced in order for there not to be a Reserve Test Failure (i.e., for the Company to be in compliance as of such date of determination with both the Required Proved PV10 Reserve Test Ratio, if applicable, and the Required Proved and Probable PV10 Reserve Test Ratio).

(qq) “SEC” means the United States Securities and Exchange Commission, or any successor thereto.

(rr) “Security Agreement” means that certain security agreement among the Company, its Subsidiaries and the initial holders of the Notes relating to the granting by the Company and the Subsidiaries of a first-priority security interest in substantially all of the assets of the Company and its Subsidiaries (other than assets located in Australia), as such agreement may be amended from time to time as provided in such agreement.

(ss) “Security Documents” means the Security Agreement, and any other agreement, document or instrument executed concurrently herewith or at any time hereafter pursuant to which the Company, any of its Subsidiaries or any other Person either (i) guarantees payment or performance of all or any portion of the obligations hereunder or under any other instruments delivered in connection with the transactions contemplated hereby and by the Securities Purchase Agreement, and/or (ii) provides, as security for all or any portion of such obligations, a Lien on any of its assets in favor of the Holder, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time.

(tt) “Series Allocation Percentage” means, with respect to each holder of Notes of the same Series as this Note, a fraction of which the numerator is the aggregate principal amount of Notes of such Series initially purchased by such holder on the Issuance Date and of which the denominator is the aggregate principal amount of Notes of such Series purchased by all holders on the Issuance Date.

(uu) “Subordinated Notes” means (i) the Company’s 10% subordinated notes due April and September 2009 in the aggregate principal amount of $3,250,000, in the form provided to each of the Buyers prior to the date of the Securities Purchase Agreement, (ii) FSEW’s 3% subordinated note due January 31, 2006, in the aggregate principal amount of $15,543,900, to be issued to Geostar pursuant to the Geostar Agreements, in the form provided to each of the Buyers prior to the execution of the Securities Purchase Agreement, (iii) FSEW’s 3% subordinated note due January 31, 2006, in the aggregate principal amount of $9,456,100, to be issued to Geostar pursuant to the Geostar Agreements, in the form provided to each of the Buyers prior to the execution of the

Securities Purchase Agreement, and (iv) FTD’s 3% subordinated note due January 31, 2006, in the aggregate principal amount of $7,000,000, to be issued to Geostar pursuant to the Geostar Agreements, in the form provided to each of the Buyers prior to the execution of the Securities Purchase Agreement (the “FTD Subordinated Note”).

(vv) “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

(ww) “Trading Day” means any day on which the Common Shares are traded on the Principal Market; provided that “Trading Day” shall not include any day on which the Common Shares are scheduled to trade, or actually trade, on the Principal Market for less than 4.5 hours.

(3) Company Redemption.

(a) Company Alternative Redemption.

(i) General. At any time after the first anniversary of the Issuance Date, the Company shall have the right to redeem some or all of the Principal (a “Company Alternative Redemption”) for an amount in cash equal to the product of (A) the applicable Company Alternative Redemption Rate and (B) the sum of (1) the Principal being redeemed pursuant to this Section 3(a) and (2) the Interest Amount with respect to such Principal as of the Company Alternative Redemption Date (as defined below) (the “Company Alternative Redemption Price”); provided that the Condition to Company Alternative Redemption (as set forth in Section 3(a)(iii)) and the conditions of this Section 3(a)(i) and Section 3(a)(ii) are satisfied (or waived in writing by the Holder). The Company may exercise its right to Company Alternative Redemption by delivering to the Holder written notice thereof (the “Company Alternative Redemption Notice”) at least five (5) Business Days prior to the date of consummation of such redemption (“Company Alternative Redemption Date”). The date on which the Holder receives the Company Alternative Redemption Notice is referred to as the “Company Alternative Redemption Notice Date.” If the Company elects a Company Alternative Redemption pursuant to this Section 3(a), then it must simultaneously take the same action with respect to all of the Other Notes of the same Series as this Note. If the Company elects a Company Alternative Redemption (and similar action under Other Notes of the same Series) with respect to less than all of the aggregate principal amount of Notes of such Series then outstanding, then the Company shall elect to redeem a principal amount (together with the related Interest Amount) from each of the holders of Notes of such Series equal to the product of (I) the aggregate principal amount of the Notes of such Series that the Company has elected to redeem pursuant to this Section 3(a) (or the similar provisions of such Other Notes), multiplied by (II) such holder’s Series Allocation Percentage (such amount with respect to each holder of the Notes is referred to as its “Pro Rata Redemption Amount” and with respect to the Holder is referred to as the Pro Rata Redemption Amount). In the event that the initial holder of any Notes of such Series shall sell or otherwise transfer any of such holder’s Notes, the transferee shall be allocated a pro rata portion of such holder’s Series Allocation Percentage. The Company Alternative Redemption Notice shall state (i) the date selected by the Company for the Company Alternative Redemption Date in accordance with this Section 3(a), (ii) the aggregate principal amount of Notes of such Series that the Company has elected to redeem from all of the holders of Notes of such Series pursuant to this Section 3(a), and (iii) each holder’s Pro Rata Redemption Amount of the principal amount of Notes of such Series the Company has elected to redeem pursuant to this Section 3(a).

(ii) Mechanics of Company Alternative Redemption. If the Company has exercised its right to Company Alternative Redemption in accordance with Section 3(a) and the conditions of this Section 3(a) are satisfied on the Company Alternative Redemption Date (including the Condition to Company Alternative Redemption as set forth in Section 3(a)(iii)) (or waived in writing by the Holder), then the Holder’s Pro Rata Redemption Amount, if any, that remains outstanding on the Company Alternative Redemption Date shall be redeemed by the Company on such Company Alternative Redemption Date by the payment by the Company to the Holder on such Company Alternative Redemption Date, by wire transfer of immediately available funds, of an amount in cash equal to the Company Alternative Redemption Price for the Holder’s Pro Rata Redemption Amount, unless (A) the Company revokes the Company Alternative Redemption Notice by (I) delivery of written notice thereof to the Holder on or prior to such Company Alternative Redemption Date and (II) payment to the Holder, on the date of delivery of such notice of revocation, by wire transfer of immediately available funds, of an amount in cash equal to 0.50% of the Holder’s Pro Rata Redemption Amount set forth in the Company Alternative

Redemption Notice, (B) and simultaneously takes the same action with respect to all of the Other Notes of the same Series as this Note. In the event that the Company revokes a Company Alternative Redemption Notice, the Company shall not deliver another Company Alternative Redemption Notice to the Holder prior to the date that is three (3) months after the date of delivery to the Holder of the Company’s notice of such revocation. Notwithstanding anything contained herein to the contrary, no notice delivered by the Company to any Holder regarding a Company Alternative Redemption (or revocation thereof) shall contain any material non-public information regarding the Company or its Subsidiaries.

(iii) Condition to Company Alternative Redemption. For purposes of this Section 3(a), “Condition to Company Alternative Redemption” means that, during the period beginning on and including the Issuance Date and ending on and including the applicable Company Alternative Redemption Date, there shall not have occurred the public announcement of a pending, proposed or intended Hostile Change of Control (as defined in Section 5(b)) that has not been abandoned, terminated or consummated and publicly disclosed as such at least ten (10) Trading Days prior to the Company Alternative Redemption Notice Date.

(iv) Remedies. In the event that the Company does not pay the Company Alternative Redemption Price in full for the Holder’s Pro Rata Redemption Amount on the Company Alternative Redemption Date and the Condition to Company Alternative Redemption was satisfied, or to the extent not satisfied, was waived by the Holder, then in addition to any remedy the Holder may have under this Note and the Securities Purchase Agreement (including indemnification pursuant to Section 8 thereof or at law or in equity), the Company Alternative Redemption Price payable in respect of such unredeemed Pro Rata Redemption Amount shall bear interest at a rate equal to the lesser of (A) 1.5% per month (equivalent to a per annum rate of 18.0%), prorated for partial months, or (B) the highest lawful interest rate, unless the Company has revoked the Company Alternative Redemption Notice on or prior to the Company Alternative Redemption Date in accordance with Section 3(a)(ii).

(b) Mandatory Redemption by the Company at Maturity Date. If any Principal remains outstanding on the Maturity Date, then the Holder shall surrender this Note, duly endorsed for cancellation to the Company, and such Principal shall be redeemed by the Company as of the Maturity Date by payment on the Maturity Date to the Holder, by wire transfer of immediately available funds, of an amount equal to 100% of such Principal.

(c) Surrender of Note. Notwithstanding anything to the contrary set forth herein, upon any redemption of this Note in accordance with the terms hereof (including pursuant to this Section 3, Section 4 or Section 5(b)), the Holder shall not be required to physically surrender this Note to the Company unless all of the Principal is being redeemed or cancelled. The Holder and the Company shall maintain records showing the principal amount redeemed or cancelled and the dates of such redemptions or cancellations or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon each such redemption or cancellation. In the event of any dispute or discrepancy, such records of the Company establishing the Principal to which the Holder is entitled shall be controlling and determinative in the absence of error. Notwithstanding the foregoing, if this Note is redeemed or cancelled as aforesaid, the Holder may not transfer this Note unless the Holder first physically surrenders this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note of like tenor, registered as the Holder may request, representing in the aggregate the remaining Principal represented by this Note. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following redemption or cancellation of any portion of this Note, the Principal of this Note may be less than the principal amount stated on the face hereof. Each Note shall bear the following legend:

ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE, INCLUDING SECTION 3(c) HEREOF. THE PRINCIPAL AMOUNT OF THIS NOTE MAY BE LESS THAN THE PRINCIPAL AMOUNT STATED ON THE FACE HEREOF PURSUANT TO SECTION 3(c) HEREOF.

(4) Redemption at Option of the Holder.

(a) Redemption Option Upon Reserve Test Failure. On the second Business Day following (i) each date that the Company files or is required to file a Periodic Report (which in each case shall disclose if there was a Reserve Test Failure as of the end of the period covered by such Periodic Report, and if there was a Reserve Test Failure as of such date, shall disclose the Proved PV10 Amount, Proved and Probable PV10 Amount, Net Debt Amount and Reserve Test Failure Amount as of such date, and details of the calculations and components thereof), and (ii) each date that the Company otherwise Publicly Discloses a revision to its Proved PV10 Amount or its Proved and Probable PV10 Amount, the Company shall deliver to the Holder, by facsimile or overnight courier, a certificate executed by its principal financial officer (an “Officer’s Certificate”) (X) certifying as to, if, as of the end of the period covered by such report (in the case of a Periodic Report) or as of the date set forth therein (in the case of other Public Disclosure), there was a Reserve Test Failure, and (Y) if there was a Reserve Test Failure as of such date, specifying the Proved PV10 Amount, Proved and Provable PV10 Amount, Net Debt Amount and Reserve Test Failure Amount as of such date, and the Holder’s Pro Rata Reserve Test Failure Amount as of such date. The Officer’s Certificate may be accompanied, at the Company’s discretion, by a written offer to redeem from the Holder Principal in an amount equal to the Pro Rata Reserve Test Failure Amount (“Reserve Test Failure Redemption Offer”). Notwithstanding anything contained herein to the contrary, no Officer’s Certificate or Reserve Test Failure Redemption Offer delivered by the Company to any Holder shall contain any material non-public information regarding the Company or its Subsidiaries. A Reserve Test Failure Redemption Offer shall be irrevocable by the Company. If the Company makes a Reserve Test Failure Redemption Offer, then it must simultaneously take the same action with respect to all Other Notes. In the event that the Company discloses to the Holder the Company’s Proved PV10 Amount or its Proved and Probable PV10 Amount that has not been previously disclosed through Public Disclosure, the Company shall substantially contemporaneously Publicly Disclose such Proved PV10 Amount or Proved and Probable PV10 Amount. In the event that the Company Publicly Discloses its Proved PV10 Amount or its Proved and Probable PV10 Amount as of any date (other than the end of the period covered by a Periodic Report) and there is a Reserve Test Failure as of such date, the Company shall contemporaneously Publicly Disclose such Reserve Test Failure, as well as the Proved PV10 Amount, the Proved and Probable PV10 Amount, the Net Debt Amount and the Reserve Test Failure Amount as of the same date.

(i) Mechanics of Reserve Test Failure Redemption. At any time up until a date that is fifteen (15) Business Days after the date of the Reserve Test Failure Redemption Offer, the Holder may require the Company to redeem up to its Pro Rata Reserve Test Failure Amount by delivering written notice thereof via facsimile and overnight courier (a “Reserve Test Redemption Notice”) to the Company, which Reserve Test Redemption Notice shall indicate (A) the portion of the Pro Rata Reserve Test Failure Amount that the Holder is electing to have the Company redeem from it and (B) the applicable price at which the Company must redeem the Principal representing such portion of the Pro Rata Reserve Test Failure Amount calculated as the sum of (I) 100% of the Principal that the Holder is electing to have the Company redeem and (II) the Interest Amount with respect to such Principal (the “Pro Rata Reserve Test Redemption Price”).

(ii) Payment of Reserve Test Redemption Price. Upon the Company’s receipt of a Reserve Test Redemption Notice from any holder of the Other Notes, the Company shall promptly notify the Holder by facsimile of the Company’s receipt of such notice(s). Each holder that has sent such a notice shall, if required pursuant to Section 3(c), promptly submit to the Company such holder’s Note that such holder has elected to have redeemed. The Company shall deliver to the Holder the Pro Rata Reserve Test Redemption Price in cash, by wire transfer of immediately available funds, within five (5) Business Days after the Company’s receipt of a Reserve Test Redemption Notice.

(b) Void Redemption. In the event that the Company does not pay the Pro Rata Reserve Test Redemption Price within the specified time period set forth in Section 4(a), at any time thereafter and until the Company pays such unpaid Pro Rata Reserve Test Redemption Price in full, the Holder shall have the option (“Void Optional Redemption Option”) to, in lieu of redemption, require the Company to promptly return to the Holder any or all of the Notes or any portion thereof representing the Principal that was submitted for redemption by the Holder under this Section 4 and for which the Pro Rata Reserve Test Redemption Price (together with any interest thereon) has not been paid, by sending written notice thereof to the Company via facsimile (“Void Optional Redemption Notice”). Upon the Company’s receipt of such Void Optional Redemption Notice, (i) the Reserve Test Redemption Notice shall be null and void with respect to the Principal subject to the Void Optional Redemption Notice, and (ii) the Company shall immediately return to the Holder any Note subject to the Void Optional Redemption Notice. A holder’s delivery of a Void Optional Redemption Notice and exercise of its rights following such notice shall not affect the Company’s obligations to make any payments that have accrued prior to the date of such notice.

(c) Disputes; Miscellaneous. In the case of a bona fide dispute as to the determination or arithmetic calculation of the Pro Rata Reserve Test Redemption Price, the Company shall pay the amount that is not disputed and shall transmit an explanation of the disputed determinations or arithmetic calculations to the Holder via facsimile within two (2) Business Days of receipt or deemed receipt of the Holder’s redemption notice or other date of determination. If the Holder and the Company are unable to agree upon the determination or calculation of the Pro Rata Reserve Test Redemption Price within two (2) Business Days of such disputed determination or arithmetic calculation being transmitted to the Holder, then the Company shall promptly (and in any event within two (2) Business Days) submit via facsimile the disputed determination or arithmetic calculation of the Pro Rata Reserve Test Redemption Price to an independent, reputable investment banking firm agreed to by the Company and the holders of the Notes representing at least two-thirds (2/3) of the aggregate principal amounts of the Notes then outstanding as to which such determination or calculation is being made. The Company shall direct the investment bank to perform the determination or calculation and notify the Company and the Holder of the results no later than two (2) Business Days from the time it receives the disputed determination or calculation. Such investment bank’s determination, as the case may be, shall be binding upon all parties absent demonstrable error.

(5) Other Rights of the Holders.

(a) Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company’s assets to another Person or other transaction that is effected in such a way that holders of Common Shares are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Shares is referred to herein as “Organic Change.” Prior to the consummation of any (i) sale of all or substantially all of the Company’s assets to an acquiring Person (including, for the avoidance of doubt, the sale of all or substantially all of the assets of the Company’s Subsidiaries in the aggregate) or (ii) other Organic Change following which the Company is not the surviving entity, the Company will secure from the Person purchasing such assets or the successor resulting from such Organic Change (in each case, the “Acquiring Entity”) a written agreement, in form and substance satisfactory to the holders representing at least two-thirds (2/3) of the aggregate principal amount of the Notes then outstanding, to deliver to the Holder in exchange for this Note, a security of the Acquiring Entity evidenced by a written instrument satisfactory to the holders representing at least two-thirds (2/3) of the aggregate principal amount of the Notes then outstanding.

(b) Optional Redemption Upon Change of Control. In addition to the rights of the Holder under Section 5(a), upon a Change of Control (as defined below) that follows delivery by the Company to the Holder of a Change of Control Redemption Offer (as defined below), the Holder shall have the right, at the Holder’s option, to require the Company to redeem all or a portion of the Principal at a price equal to the product of (i) the applicable Company Alternative Redemption Rate (or 115% in the case of an event satisfying the definition of Change of Control pursuant to clause (III) of this Section 5(b) that is not pursuant to a written agreement with the Company approved by the Company’s Board of Directors (a “Hostile Change of Control”)) and (ii) the sum of (A) such Principal and (B) the Interest Amount with respect to such Principal (such product with respect to all of the Principal, the “Change of Control Redemption Amount”). No sooner than thirty (30) nor later than twenty (20) Business Days prior to the consummation of a Change of Control, the Company shall deliver written notice thereof via facsimile and overnight courier (a “Notice of Change of Control”) to the Holder, provided that such information shall be made known to the public prior to, or contemporaneously with such notice being provided to the Holder. The Notice of Change of Control may be accompanied, at the Company’s discretion, by a written offer to redeem from the Holder an amount equal to the Change of Control Redemption Amount (a “Change of Control Redemption Offer”). Notwithstanding anything contained herein to the contrary, no Notice of Change of Control or Change of Control Redemption Offer shall contain any material non-public information regarding the Company or any of its Subsidiaries. A Change of Control Redemption Offer shall be irrevocable by the Company; provided, however, that it shall automatically be revoked upon the termination or abandonment of the Change of Control to which it relates and the Public Disclosure thereof. If the Company makes a Change of Control Redemption Offer, then it must simultaneously take the same action with respect to all Other Notes. At any time during the period beginning after receipt of a Change of Control Redemption Offer and ending on the earlier of the date of such Change of Control or the automatic revocation of the Change of Control Redemption Offer as provided above, the Holder may require the Company to redeem all or a portion of the Principal by delivering written notice thereof via facsimile and overnight courier (a “Notice of Redemption Upon Change of Control”) to the Company, which Notice of Redemption Upon Change of Control shall indicate (i) the Principal that the Holder is submitting for redemption, and (ii) the aggregate amount to which the Holder is entitled upon redemption of such Principal, as calculated pursuant to the first sentence of this Section 5(b) (the “Change of Control Redemption Price”). Upon the Company’s receipt of a Notice(s) of Redemption Upon Change of Control from any holder of the Other Notes, the Company shall promptly, but in no event later than three (3) Business Days following such receipt, notify the Holder by facsimile of the Company’s receipt of such Notice(s) of Redemption Upon Change of Control. The Company shall deliver the Change of Control Redemption Price simultaneously with the consummation of the Change of Control; provided that, if required by Section 3(c), this Note shall have been so delivered to the Company. The Company shall not enter into any binding agreement or other arrangement with respect to a Change of Control unless such agreement or other arrangement provides that the payments provided for in this Section 5(b) in connection with such Change of Control shall be made in accordance herewith, and the Company complies with such provision. If the Holder has delivered to the Company a Notice of Redemption Upon Change of Control and the Change of Control is not consummated by the date that is thirty (30) Business Days after the date of the Notice of Change of Control, the Holder may revoke its Notice of Redemption Upon Change of Control at any time on or after such date and prior to the consummation of the Change of Control by delivering written notice thereof via facsimile and overnight courier to the Company. If the Company terminates or abandons the Change of Control, it shall Publicly Disclose such termination or abandonment, and upon such disclosure, the Holder’s Notice of Redemption Upon Change of Control, if previously delivered to the Company and not revoked, shall be deemed null and void without further action on the part of the Holder or the Company. For purposes of this Section 5(b), “Change of Control” means (I) the consolidation, merger, amalgamation or other business combination of the Company with or into another Person (other than (A) a consolidation, merger, amalgamation or other business combination in which holders of the Company’s voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, a majority of the combined voting power of the surviving entity or entities entitled to vote generally for the election of a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company), (II) the sale or transfer of all or substantially all of the Company’s assets (including, for the avoidance of doubt, the sale of all or substantially all of the assets of the Company’s Subsidiaries in the aggregate) or (III) the consummation of a purchase, tender or exchange offer made to and accepted by holders of outstanding Common Shares and as a result of which any Person or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the 1934 Act) holds more than 50% of the outstanding Common Shares, provided, however, that neither (x) issuances of Common Shares as part of the “look-back payment” set forth in Sections 3.3, 3.4 and 4.2 of each of the Texas Non Producing Properties Geostar Agreement and the Texas Producing Properties Geostar Agreement nor (y) issuances of Common Shares as part of the option to acquire existing and future Gippsland Basin mineral licenses granted to the Company pursuant to Section 6 of the Letter of Intent dated April 15, 2005, by and between the Company and Geostar Corporation (the “Geostar Letter of Intent”), shall constitute a Change of Control, so long as none of the terms, conditions or provisions of the Geostar Agreement or the Geostar Letter of Intent (including, in each case, any provisions with respect to issuances of Common Shares) are amended or otherwise modified after the date of the Securities Purchase Agreement in a manner which in any way affects the Company’s obligation to issue securities thereunder, including with respect to the amount or terms of the securities to be issued, or which otherwise is materially adverse to the Holders.

(6) Interest. Interest shall be payable in cash on each Interest Payment Date, to the record holder of this Note on such Interest Payment Date, by wire transfer of immediately available funds to an account designated by the Holder. Any accrued and unpaid Interest that is not paid within five (5) Business Days of such accrued and unpaid Interest’s Interest Payment Date shall bear interest, until the same is paid in full, at a rate equal to the lesser of (i) 1.5% per month (equivalent to a per annum rate of 18.0%), prorated for partial months, or (ii) the highest lawful interest rate, from such Interest Payment Date, (the “Default Interest”).

(7) Defaults and Remedies.

(a) Events of Default. An “Event of Default,” each of which shall constitute an event of failure or default under this Note, is (i) default in payment of any Principal of this Note, any Company Alternative Redemption Price (unless the Company has revoked the applicable Company Alternative Redemption Notice on or prior to the applicable Company Alternative Redemption Date in accordance with Section 3(a)(ii)), any Pro Rata Reserve Test Redemption Price or any Change of Control Redemption Price, when and as due; (ii) default in payment of any Interest on this Note that is not included in an amount described in the immediately preceding clause (i) that is not cured within three (3) Business Days from the date such Interest was due; (iii) failure by the Company for 30 days after notice to it to comply with any other provision of this Note in all material respects; (iv) any default in payment of at least $2,500,000 individually or in the aggregate, under, or acceleration prior to maturity of, or any event or circumstances arising such that, any person is entitled, or could, with the giving of notice and/or lapse of time and/or the fulfillment of any condition and/or the making of any determination, become entitled, to require repayment before its stated maturity of, or to take any step to enforce any security for, any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed of at least $2,500,000 by the Company or any of its Subsidiaries or for money borrowed the repayment of at least $2,500,000 of which is guaranteed by the Company or any of its Subsidiaries, whether such indebtedness or guarantee exists as of the Issuance Date or shall be created thereafter; (v) the Company or any of its Subsidiaries pursuant to or within the meaning of any Bankruptcy Law (as defined below); (A) commences a voluntary case or applies for a receiving order; (B) consents to the entry of an order for relief against it in an involuntary case or consents to any involuntary application for a receiving order; (C) consents to the appointment of a Custodian of it or any of its Subsidiaries for all or substantially all of its property; (D) makes a general assignment for the benefit of its creditors; or (E) admits in writing that it is generally unable to pay its debts as the same become due; (vi) an involuntary case or other proceeding is commenced directly against the Company or any of its Subsidiaries seeking liquidation, reorganization or other relief with respect to it or its Indebtedness under any Bankruptcy Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other Bankruptcy Law proceeding remains undismissed and unstayed for a period of sixty (60) days, or an order for relief is entered against the Company or any of its Subsidiaries as debtor under the Bankruptcy Laws as are now or hereafter in effect; (vii) the Company fails to file, or is determined to have failed to file, in a timely manner (1) any Periodic Report or Current Report required to be filed with the SEC pursuant to the 1934 Act (other than a Current Report on Form 8-K that is required solely pursuant to Item 1.01, 1.02, 2.03, 2.04, 2.05, 2.06 or 4.02(a) of Form 8-K), provided that any filing made within the time period permitted by Rule 12b-25 under the 1934 Act and pursuant to a timely filed Form 12b-25 shall, for purposes of this clause (vii), be deemed to be timely filed, or (2) any Periodic Report required to be filed pursuant to Canadian Securities Laws; provided, however, that neither the first late filing of a Periodic Report either with the SEC or pursuant to Canadian Securities Laws after the date of the Securities Purchase Agreement, nor the first late filing of a Current Report (other than a Current Report on Form 8-K that is required solely pursuant to Item 1.01, 1.02, 2.03, 2.04, 2.05, 2.06 or 4.02(a) of Form 8-K) with the SEC after the date of the Securities Purchase Agreement shall be deemed an Event of Default if the Company files such Periodic Report or Current Report, as the case may be, no later than five (5) Business Days after the date on which such report was due; (viii) the Company or any of its Subsidiaries breaches any representation, warranty, covenant or other term or condition of the Security Documents, subject to all of the materiality qualifiers and any applicable grace periods set forth therein, that adversely affects the security interest of the Holder (or any agent or representative thereof on the Holder’s behalf) in any material portion of the Collateral (as defined in the Security Agreement) or the perfection or priority thereof; (ix) any principal amount of the 15% Notes or the Convertible Debentures is outstanding on the Business Day that is four (4) Business Days prior to the scheduled maturity date thereof; (x) one or more judgments, non-interlocutory orders or decrees shall be entered by a U.S. or Canadian, state, provincial or federal or foreign court or administrative agency of competent jurisdiction against any the Company or any of its Subsidiaries involving in the aggregate a liability (to the extent not covered by independent third-party insurance), as to any single or related series of transactions, incidents or conditions, of $2,500,000 or more, and the same shall remain unsatisfied, unvacated, unbonded or unstayed pending appeal for a period of thirty (30) days after the entry thereof; (xi) the Company fails to deliver an Officer’s Certificate pursuant to Section 4(a) within five (5) days after the date such Officer’s Certificate is required to be delivered pursuant to Section 4(a), any Officer’s Certificate delivered to the Holder does not contain any of the information required to be included therein pursuant to Section 4(a), or any of the information contained in any Officer’s Certificate delivered to the Holder is not true, correct and complete in all material respects; (xii) within thirty (30) days after delivery of an Officer’s Certificate in connection with a Reserve Test Failure, the Company fails to (A) make a Reserve Test Failure Redemption Offer to all holders of the Notes with respect to all of the Notes or (B) pay the Pro Rata Reserve Test Redemption Amount to

any holder that has delivered to the Company a Reserve Test Redemption Notice, as set forth in, and in accordance with, Section 4(a) of each of the Notes; (xiii) in connection with any Change of Control, the Company fails to (A) deliver a Notice of Change of Control within the time period in which such Notice of Change of Control is required to be delivered pursuant to Section 5(b), (B) deliver a Change of Control Redemption Offer along with any Notice of Change of Control, or (C) pay the applicable Change of Control Redemption Price to any holder that has delivered to the Company a Notice of Redemption Upon Change of Control as set forth in, and in accordance with, Section 5(b) of each of the Notes; (xiv) the breach by the Company or any of its Subsidiaries of any representation, warranty, covenant or other term or condition of the Securities Purchase Agreement, this Note, the Security Documents or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated thereby and hereby, except to the extent that such breach would not have a Material Adverse Effect (as defined in Section 3(a) of the Securities Purchase Agreement) or a Property Material Adverse Effect (as defined in Section 3(s) of the Securities Purchase Agreement) and except, in the case of a breach of a covenant or other term that is curable, only if such breach continues for a period of at least thirty (30) days; (xv) the Company’s issuance, incurrence, assumption, maintenance, sufferance to exist or extension of the term of any Indebtedness referenced in clause (a)(V), (a)(VI) or (a)(VII) of Section 8 hereof or Section 4(n) of the Securities Purchase Agreement, in either case in an aggregate amount in excess of the limit set forth in such clause; provided, however, that it shall not constitute an Event of Default under this clause (xv) if and to the extent that such Indebtedness is in an aggregate amount greater than 100% but less than 150% of such limit for a period of no more than ten (10) Business Days; (xvi) the Company’s failure to comply with the provisions of Section 8 (except to the extent covered by clause (xv) of this Section 7) or 9 hereof, or Section 4(l)(i), 4(n) (except to the extent covered by clause (xv) of this Section 7), 4(o), 4(p), 4(q), 4(r), 4(s), 4(t)(iii), 4(t)(iv), 4(t)(vi) (except, in the case of Section 4(t)(vi), with respect to the granting to the Buyers of a valid, perfected first priority security interest in the assets of any acquired Subsidiary that do not represent a material portion of the Collateral), 4(v) or 4(y) of the Securities Purchase Agreement; (xvii) the Company’s failure to comply with the provisions of Section 4(t)(i) of the Securities Purchase Agreement with respect to any portion of the Production Proceeds that represents a material portion of the Collateral; (xviii) the Company’s failure to comply with Section 4(u)(i) or 4(u)(ii) of the Securities Purchase Agreement, in either case with respect to the obligation thereunder to grant the Buyers a valid, perfected first priority security interest in Real Property to the extent such Real Property represents a material portion of the Collateral; (xix) the Company’s failure to comply with the provisions of Section 4(l)(ii) or 4(t)(ii) of the Securities Purchase Agreement, except, in the case of a breach of a covenant or other term that is curable, then only if such breach continues for a period of at least five (5) days; (xx) the Company’s failure to comply with Section 4(t)(i) of the Securities Purchase Agreement with respect to any portion of the Production Proceeds that does not represent a material portion of the Collateral, except, in the case of a breach of a covenant or other term that is curable, then only if such breach continues for a period of at least five (5) days; (xxi) the Company’s failure to comply with Section 4(t)(vi) of the Securities Purchase Agreement with respect to the granting to the Buyers of a valid, perfected first priority security interest in the assets of any acquired Subsidiary that do not represent a material portion of the Collateral, except in the case of a breach of a covenant or other term that is curable, then only if such breach continues for a period of at least five (5) days; or (xxii) the Company’s failure to comply with Section 4(u)(i) or 4(u)(ii) of the Securities Purchase Agreement, in either case, with respect to the obligation thereunder to grant the Buyers a valid, perfected first priority security interest in Real Property to the extent such Real Property does not represent a material portion of the Collateral, except, in the case of a breach of a covenant or other term that is curable, then only if such breach continues for a period of at least five (5) days; or (xxiii) the Company’s failure to issue or deliver any Shares to the Holder on, or within five (5) Business Days after, the date on which such Shares are to be issued or delivered to the Holder under the Securities Purchase Agreement. The term “Bankruptcy Law” means Title 11, U.S. Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding Up and Restructuring Act (Canada) or any similar foreign, federal (U.S. or Canadian), provincial or state law for the relief of debtors. Within two Business Days after the occurrence of any Event of Default, the Company shall make Public Disclosure thereof and contemporaneously deliver written notice thereof to the Holder.

(b) Remedies. If an Event of Default occurs and is continuing, the Holder of this Note may declare all of this Note, including all amounts due hereunder (the “Acceleration Amount”), to be due and payable immediately, except that in the case of an Event of Default arising from events described in clauses (v) and (vi) of Section 7(a), this Note shall immediately become due and payable without further action or notice; provided that in the case of an Event of Default arising from events described in clause (xiii) of Section 7(a), the Acceleration Amount shall equal the applicable Change of Control Redemption Amount. In addition to any remedy the Holder may have under this Note, the Security Documents and the Securities Purchase Agreement, such unpaid amount shall bear interest, until paid in full, at a per annum rate equal to the lesser of (A) the sum of (i) the Applicable Interest Rate and (ii) three percent (3.0%) per annum (prorated for partial years) and (B) the highest lawful interest rate. Nothing in this Section 7 shall limit any other rights the Holder may have under this Note, the Security Documents or the Securities Purchase Agreement.

(c) Void Acceleration. In the event that the Company does not pay the Acceleration Amount within five (5) Business Days of this Note becoming due under Section 7(b), at any time thereafter and until the Company pays such unpaid Acceleration Amount in full, the Holder shall have the option to, in lieu of redemption, require the Company to promptly return this Note (to the extent this Note has been previously delivered to the Company), in whole or any portion thereof, to the Holder, by sending written notice thereof to the Company via facsimile (the “Void Acceleration Notice”). Upon the Company’s receipt of such Void Acceleration Notice, (i) the acceleration pursuant to Section 7(b) shall be null and void with respect to the portion of this Note subject to such Void Acceleration Notice, and (ii) the Company shall promptly return the portion of this Note (to the extent this Note has been previously delivered to the Company) subject to such Void Acceleration Notice.

(8) Other Indebtedness. Payments of principal and other payments due under this Note shall not be subordinated to any obligations of the Company. The Holder of this Note is entitled to the benefits of the Security Documents, and in the event of a transfer of this Note in accordance with the terms hereof and the Securities Purchase Agreement, the Holder shall be deemed to have assigned its rights under the Security Documents. For so long as this Note is outstanding, the Company shall not, and shall not permit any of its Subsidiaries to, (a) issue, incur, assume, maintain, suffer to exist or extend the term of any Indebtedness (as defined below) except for (I) Indebtedness under the Notes, (II) Indebtedness, (A) the holders of which agree in writing to be subordinate to the Notes on terms and conditions acceptable to the Buyers, including with regard to interest payments and repayment of principal, (B) which does not mature or otherwise require or permit redemption or repayment prior to or on the Maturity Date of any Notes then outstanding; and (C) which is not secured by any of the assets of the Company or any of its Subsidiaries (“Permitted Subordinated Indebtedness”), (III) Indebtedness solely between the Company and/or one of its U.S. or Canadian Subsidiaries, on the one hand, and the Company and/or one of its U.S. or Canadian Subsidiaries, on the other, provided that in each case all of the equity of any such Subsidiary (excluding directors’ qualifying shares to the extent that the issuance thereof is required by law) is directly or indirectly owned by the Company, such Subsidiary is controlled by the Company, such Subsidiary is a party to the Guaranty Agreement and the Security Agreement and the holders of the Notes have a valid, perfected first priority security interest in substantially all of the assets of such Subsidiary (other than assets located in Australia or as provided in Section 4(o)(ii) or 4(t)(vii) of the Securities Purchase Agreement), (IV) surety bonds, bids, performance bonds, and similar obligations (exclusive of obligations for the payment of borrowed money) obtained by the Company and its Subsidiaries in the ordinary course of business for the purpose of satisfying federal, state, provincial and territorial and/or local legal requirements for owning and operating their oil and gas properties, (V) Capital Lease Obligations incurred in connection with acquiring equipment for the Company’s oil and gas exploration and production business in amounts not exceeding individually, the fair market value of the equipment subject to such Capital Lease Obligations and in an amount not exceeding, in the aggregate, $2,500,000 at any one time, (VI) reimbursement obligations at any one time in respect of letters of credit or lines of credit issued by one or more financial institutions for the account of the Company or any of its Subsidiaries in connection with the Company’s establishment and maintenance of a Hedged (as defined in Section 4(r) of the Securities Purchase Agreement) position with respect to, at any time, a maximum of 50% of the Company’s estimate of its oil and gas production for the succeeding 12 calendar months on a rolling 12 calendar-month basis, so long as the aggregate amount of all such letters of credit and lines of credit does not exceed $1,000,000 at any one time, (VII) reimbursement obligations in respect of letters of credit issued for the account of the Company or any of its Subsidiaries for the purpose of securing performance obligations of the Company or its Subsidiaries incurred in the ordinary course of business (and not issued in connection with the Company’s establishment and maintenance of a Hedged position) so long as the aggregate face amount of all such letters of credit does not exceed $2,500,000 at any one time; (VIII) Indebtedness under the 15% Notes (provided that the terms of such 15% Notes have not been amended or modified after their issuance dates); (IX) Indebtedness under the Convertible Debentures (provided that the terms of such Convertible Debentures have not been amended or modified after their issuance dates); and (X) Indebtedness under the Subordinated Notes (provided that the terms of such Subordinated Notes have not been amended or modified after their issuance dates); (b) issue, incur, assume, assure, maintain, suffer to exist or extend the term of any Indebtedness in a principal amount in excess of $5,000,000 where the proceeds of such Indebtedness are to be used to develop, or in connection with the development of, assets in which the holders of the Notes do not have a valid, perfected first-priority security interest; (c) issue any capital stock of the Company or any Subsidiary redeemable prior to or on the Maturity Date; (d) directly or indirectly, create, assume or suffer to exist any Lien, other than a Permitted Lien, on any asset now owned or hereafter acquired by the Company or any of its Subsidiaries, provided, however, that with respect to Liens, other than Permitted Liens, on Real Property (and Collateral related thereto to the extent that the Liens on such related Collateral are perfected only in real property records) that is owned or leased as of the date hereof, or is hereafter acquired, by the Company or any of its Subsidiaries and does not represent a material portion of the Collateral and which Liens existed or exist at the time the Company or any of its Subsidiaries acquired or acquires such Real Property (and related Collateral, if applicable) but of which neither the Company nor any of its Subsidiaries were or are aware at the time of consummation of such acquisition, it shall not constitute a violation of this clause (d) if such Liens are terminated and released within ten (10) Business Days after the date on which the Company or any of its Subsidiaries first becomes aware of the existence thereof, so long as such Liens were or are not created, incurred or granted by the Company or any of its Subsidiaries; (e) except as required or expressly permitted by Section 4(d) or 4(q) of the Securities Purchase Agreement, redeem, or otherwise repay any principal of, any Indebtedness (other than Indebtedness under the Notes and Indebtedness permitted by clauses (a)(III), (a)(IV), (a)(V), (a)(VI), (a)(VII), (a)(IX) and (a)(X) of this Section 8; (f) on or at any time after an Event of Default, pay any interest on any Indebtedness, (g) redeem or otherwise repay, other than entirely in consideration for non-redeemable capital stock of the Company or Permitted Subordinated Indebtedness, any Indebtedness under the Subordinated Notes or the Convertible Debentures prior to the scheduled maturity thereof or at any time at which there is a Reserve Test Failure or Event of Default or would be a Reserve Test Failure or an Event of Default after giving effect to such repayment or redemption; provided, however, that the Company may redeem or otherwise repay in cash, solely out of proceeds from the Company’s issuance after the Initial Closing Date of Permitted Subordinated Indebtedness or nonredeemable capital stock of the Company, Indebtedness under the FTD Subordinated Note at any time (whether at or prior to maturity of the FTD Subordinated Note) at which there is no Reserve Test Failure or Event of Default and would not be a Reserve Test Failure or Event of Default after giving effect to such redemption or repayment; or (h) accelerate the maturity, or otherwise amend or modify any of the terms, of any Indebtedness such that would materially adversely affect any of the interests of the holders of the Notes. For purposes of this Note: (x) “Indebtedness” of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than unsecured account trade payables that are (i) entered into or incurred in the ordinary course of the Company’s and its Subsidiaries’ business, (ii) on terms that require full payment within 90 days and (iii) not unpaid in excess of 90 days from receipt of invoice or are being contested in good faith and as to which such reserve as is required by GAAP has been made (except to the extent that at any one time an aggregate among the Company and its Subsidiaries of not more than $1,000,000 in trade accounts payable is unpaid in excess of 90 days from the receipt of invoice), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures, redeemable capital stock or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all Capital Lease Obligations, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, Lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person that owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above; (y) “Capital Lease Obligation” means, as to any Person, any obligation that is required to be classified and accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP, and the amount of such obligation shall be the capitalized amount thereof, determined in accordance with GAAP; and (z) “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

(9) Participation; Restrictions. While this Note is outstanding, the Company shall not, and shall not permit any of its Subsidiaries to: (i) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or establish or set any record date with respect to any of the foregoing; provided, however, that any Subsidiary may declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any of its capital stock that is held solely by the Company or by a U.S. or Canadian Subsidiary, provided that all of the equity of such Subsidiary (excluding directors’ qualifying shares to the extent that the issuance thereof is required by law) is directly or indirectly owned by the Company, such Subsidiary is controlled by the Company, such Subsidiary is a party to the Guaranty Agreement and the Security Agreement, and the holders of the Notes have a valid perfected, first priority security interest in substantially all of the assets of such Subsidiary (other than assets located in Australia or as provided in Section 4(o)(ii) of the Securities Purchase Agreement), (ii) purchase, redeem or otherwise acquire, directly or indirectly, any shares in the Company’s capital or any shares of the capital stock of any of its Subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to share option or purchase agreements in effect on the date hereof or cashless exercise of options by employees under existing share options or purchase agreements, in each case as set forth on Schedule 3(c) of the Securities Purchase Agreement, or (iii) grant, issue or sell any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of its capital stock. While this Note is outstanding, the Company and its Subsidiaries shall not enter into any agreement which would limit or restrict the Company’s or any of its Subsidiaries’ ability to perform under, or take any other voluntary action to avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it under, this Note, the Securities Purchase Agreement, the Registration Rights Agreement and the Security Documents.

(10) Notices.

(a) The Company will give written notice to the Holder at least ten (10) Business Days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Shares, (II) with respect to any pro rata subscription offer to holders of Common Shares or (III) for determining rights to vote with respect to any Organic Change), dissolution or liquidation, provided that such information shall be made known to the public prior to, or contemporaneously with, such notice being provided to the Holder.

(b) The Company will also give written notice to the Holder at least twenty (20) Business Days prior to the date on which any Organic Change (as defined in Section 5(a)), dissolution or liquidation will take place, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

(11) Vote to Change the Terms of the Notes. The written consent of the Company and the holders representing at least two-thirds (2/3) of the principal amount then outstanding under the Notes of the same Series shall be required for any change that relates only to such Series of Notes (including this Note) and upon receipt of such consent, each such Note of the such Series shall be deemed amended thereby. The written consent of the Company and the holders representing at least two-thirds (2/3) of the Aggregate Notes Balance shall be required for any change that relates to all of the Notes (including this Note), and upon receipt of such consent, each Note shall be deemed amended thereby.

(12) Lost or Stolen Notes. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of an indemnification undertaking by the Holder to the Company in customary form and reasonably satisfactory to the Company and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver a new Note of like tenor and date.

(13) Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy, and nothing herein shall limit the Holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Note. The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, and the like (and the computation thereof) shall be the amounts to be received by the Holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(14) Specific Shall Not Limit General; Construction. No specific provision contained in this Note shall limit or modify any more general provision contained herein. This Note shall be deemed to be jointly drafted by the Company and all of the Purchasers and shall not be construed against any person as the drafter hereof.

(15) Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(16) Notice. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement.

(17) Transfer of this Note. The Holder may assign or transfer some or all of its rights hereunder, subject to compliance with the 1933 Act and the provisions of Section 2(f) of the Securities Purchase Agreement without the consent of the Company.

(18) Payment of Collection, Enforcement and Other Costs. If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding; or (b) an attorney is retained to represent the Holder in any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action, including reasonable attorneys’ fees and disbursements.

(19) Cancellation. After all principal and other amounts at any time owed under this Note have been paid in full in accordance with the terms hereof, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

(20) Note Exchangeable for Different Denominations. Subject to Section 3(c) in the event of a redemption pursuant to this Note of less than all of the Principal, the Company shall promptly cause to be issued and delivered to the Holder, upon tender by the Holder of this Note, a new Note of like tenor representing the remaining Principal that has not been so converted or redeemed. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes containing the same terms and conditions and representing in the aggregate the Principal, and each such new Note will represent such portion of such Principal as is designated by the Holder at the time of such surrender. The date the Company issued this Note shall be the “Issuance Date” hereof regardless of the number of times a new Note shall be issued.

(21) Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Company or any of its Subsidiaries under the Notes, the Securities Purchase Agreement or any Security Document shall be made without any set-off, counterclaim or deduction and free and clear of and without deduction for any Indemnified Taxes; provided that if the Company or any of its Subsidiaries shall be required to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 21(a)), the Holder receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company or such Subsidiary, as applicable, shall make such deductions and (iii) the Company or such Subsidiary shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law; provided, further, that if the Company or any of its Subsidiaries is required to make any additional payment to the Holder under this Section 21(a), and if the Holder is entitled to a cash refund or credit against cash taxes payable which is both identifiable and quantifiable by the Holder as being attributable to the imposition of such Indemnified Taxes (a “Tax Refund”), and such Tax Refund may be obtained without increased liability or obligation to the Holder (including any obligation of the Holder to file tax returns in jurisdictions where it would not otherwise be obligated to file tax returns), then, upon the written request of the Company, the Holder shall apply for such Tax Refund and, to the extent such Tax Refund is received by the Holder, shall reimburse the Company or such Subsidiary for such amount as the Holder shall determine to be the proportion of the Tax Refund attributable to such additional payment as will leave the Holder after the reimbursement in the same position as it would have been if the additional payment had not been required; provided that, if any Tax Refund reimbursed by the Holder to the Company or such Subsidiary is subsequently disallowed, the Company shall repay the Holder such amount (together with interest and any applicable penalty payable by the Holder to the relevant taxing authority) promptly after the Holder notifies the Company of such disallowance. The Company agrees to reimburse the Holder for the Holder’s reasonable out-of-pocket expenses, if any, incurred in complying with any request hereunder and agrees that all costs incurred by the Holder in respect of this Section 21(a) may be deducted from the amount of any reimbursement to the Company or any of its Subsidiaries in respect of any Tax Refund pursuant to this Section 21(a).

(b) Indemnification by the Borrower. The Company shall indemnify the Holder, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Holder, on or with respect to any payment by or on account of any obligation of the Company or any of its Subsidiaries under the Notes, the Securities Purchase Agreement and the Security Documents (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 21) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate of the Holder as to the amount of such payment or liability under this Section 21 shall be delivered to the Company and shall be conclusive absent demonstrable error.

(22) Foreign Currency Payments. The Company and each of its Subsidiaries will make payment relative to its indebtedness, liabilities and obligations owing under the Notes, the Securities Purchase Agreement and the Security Documents in Dollars. If the Company or any of its Subsidiaries makes payment relative to any such indebtedness, liabilities and obligations to the Holder in a currency other than Dollars (whether voluntarily or pursuant to an order or judgment of a court or tribunal of any jurisdiction), such payment will constitute a discharge of the liability of the Company or such Subsidiary hereunder or thereunder in respect of such indebtedness, liabilities and obligations only to the extent of the amount of Dollars which the Holder is able to purchase at New York, New York with the amount it receives on the date of receipt. If the amount of Dollars which the Holder is able to purchase is less than the amount of such currency originally due to it in respect to the relevant indebtedness, liabilities and obligations, the Company and each of its Subsidiaries will indemnify and save the Holder harmless from and against any loss or damage arising as a result of such deficiency. This indemnity will constitute an obligation separate and independent from the other obligations contained in the Notes, the Securities Purchase Agreement and the Security Documents, will give rise to a separate and independent cause of action, will apply irrespective of any indulgence granted by the Holder and will continue in full force and effect notwithstanding any judgment or order in respect of any amount due hereunder or under any judgment or order.

(23) Waiver of Notice. To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, the Security Documents and the Securities Purchase Agreement.

(24) Governing Law. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other country or jurisdiction) that would cause the application of the laws of any jurisdiction or country other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

(25) Effect of Redemption; No Prepayment. Upon payment of the applicable Holder’s Redemption Amount, the Change of Control Redemption Price, or the Company Alternative Redemption Price each in accordance with the terms hereof with respect to any portion of the Principal of this Note, such portion of the Principal of this Note shall be deemed paid in full and shall no longer be deemed outstanding for any purpose. Except as specifically set forth in this Note, the Company does not have any right, option or obligation to pay any portion of the Principal at any time prior to the Maturity Date.

(26) Payment Set Aside. To the extent that the Company or any of its Subsidiaries makes a payment or payments to the Holder hereunder or the Holder enforces or exercises its rights hereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company or such Subsidiary, by a trustee, receiver or any other person under any law (including any Bankruptcy Law, U.S. state or federal law, Canadian federal, provincial or territorial law, or common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

(27) Interpretative Matters. Unless the context otherwise requires, (a) all references to Sections, Schedules or Exhibits are to Sections, Schedules or Exhibits contained in or attached to this Note, (b) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter, and (c) the use of the word “including” in this Note shall be by way of example rather than limitation.

* * * * * *

IN WITNESS WHEREOF, the Company has caused this Note to be signed by                     , its                                 , as of the          day of                  200    .

GASTAR EXPLORATION LTD.

By:
Name:	J. Russell Porter
Title:	President and Chief Executive Officer